EXHIBIT 99.1
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PRESS RELEASE
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     COOLSAVINGS REPORTS SECOND STRAIGHT QUARTER OF NET INCOME AND
                  POSITIVE CASH FLOW FROM OPERATIONS


HIGHLIGHTS:

     .     Achieves positive net income for the second straight quarter;

     . 13% revenue growth for the quarter over same quarter of prior year;

     . Positive cash flow from operations for the fifth consecutive quarter;

     .     Enhancements to core services strengthen client results;

     .     96% retention of top clients for year to date;

     .     Top-name retailers signed for holiday season


CHICAGO, OCTOBER 23, 2003 - CoolSavings, Inc. (OTC:BB CSAV), an online direct marketing and media company that provides smarter solutions to connect marketers to their target consumers, today reported results for the third quarter and nine months ended September 30, 2003. The Company posted a 13% increase in revenues in the third quarter compared to the same quarter of 2002, reflecting an increase in the number of revenue-producing actions taken by members and an increase in direct mail revenues. Net revenues in the third quarter of 2003 were $8.0 million compared to $7.1
million for the same period of 2002.   For the third quarter, net income
was $0.02 million, compared to a net loss of $4.0 million for the same period of 2002. Net income for the third quarter of 2002 reflected charges for lease exit costs and asset impairment of $1.9 million and $1.2 million, respectively.

Gross profit in the third quarter of 2003 was $7.3 million, or 90% of net revenues, compared to $6.2 million, or 88% of net revenues in the third quarter of the prior year. The Company's total operating expenses in the third quarter of 2003 were $7.1 million compared to $10.0 million for the same period of 2002. Total operating expenses for the third quarter of 2002 included charges for lease exit costs and asset impairment of $1.9 million and $1.2 million, respectively. The Company's income from operations was $0.1 million for the third quarter of 2003 compared to a loss from operations of $3.8 million in the third quarter of 2002. Net loss applicable to common stockholders was $0.5 million, or $0.01 per share, for the third quarter of 2003, compared to a net loss of $4.3 million, or $0.11 per share, reported for the same period of 2002. This reduction in net loss was largely attributable to the 2003 third quarter's lacking significant charges like those incurred in the third quarter of 2002 related to lease exit costs and asset impairment, and the 13% increase in revenue in the third quarter of 2003, compared to the same period of 2002.

"Achieving positive net income for a second straight quarter is another milestone for CoolSavings," said Matthew Moog, President and CEO of CoolSavings, Inc. "With the strength and enhancement of our core services, and with top-name clients renewing for the holiday season, we expect to have positive momentum going into 2004."





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


NINE MONTH FINANCIAL HIGHLIGHTS

Net revenues in the nine month period ended September 30, 2003 were $24.3 million compared to $18.0 million during the same period of 2002, reflecting an increase in the number of new member registrations and revenue-producing actions taken by members. Gross profit in the first nine months of 2003 was $22.2 million, or 91% of net revenues, compared to $15.2 million, or 85% of net revenues in the same period of the prior year. The Company's total operating expenses for the first nine months of 2003 were $22.7 million, including charges for stock option compensation, lease exit costs, and asset impairment of $0.4 million, $0.4 million, and $0.1 million, respectively. Total operating expenses for the first nine months of the prior year were $22.7 million, including charges for lease exit costs and asset impairment of $1.9 million and $1.2 million, respectively. The Company's loss from operations was $0.5 million for the first nine months of 2003 compared to $7.5 million in the first nine months of 2002. The net loss for the first nine months of 2003 was $0.9 million, compared to a net loss of $8.3 million reported for the same period of 2002. Net loss applicable to common stockholders was $2.3 million, or $0.06 per share, for the first nine months of 2003, compared to a net loss applicable to common stockholders of $8.9 million, or $0.23 per share, for the same period of 2002. This reduction in net loss was largely attributable to the 2003 first nine month's lacking significant charges like those incurred in the first nine months of 2002 related to lease exit costs and asset impairment, and the 35% increase in revenue in the first nine months of 2003 compared to the same period of 2002.


FINANCIAL CONDITION

At September 30, 2003, the Company had cash and cash equivalents of $6.2 million compared to $4.9 million at December 31, 2002. Accounts receivable, net of allowances for doubtful accounts, were $4.7 million at September 30, 2003 compared to $4.9 million at the end of 2002. Current liabilities totaled $12.5 million at September 30, 2003 compared to $11.9 million at the end of 2002.


NEW SERVICE ENHANCEMENTS

CoolSavings is continuing to enhance its core services in order to increase their effectiveness for advertisers. In the third quarter of 2003 CoolSavings began including advanced targeting capabilities into its Select Response service. Launched in July 2001, Select Response enables marketers to gain expected consumer response rates of 10-25% by triggering targeted e-mail or direct mail to consumers who answer customized survey questions. CoolSavings has recorded more than 240 million consumer responses to Select Response survey questions to date. Enhancing this service is the ability for marketers to additionally target Select Response survey respondents based on geographic and demographic data such as zip code, income and gender.

In the last quarter of 2003, CoolSavings also added real-time data transfer to its Lead Generation service to enable marketers to instantly receive and act on the contact information of interested consumers who give their express permission to share their phone number, e-mail and/or home address with the marketer in order to receive its sales offers. The real-time ability to phone these highly qualified consumers immediately after they request to be contacted is especially beneficial for marketers in converting their sales leads.










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


CONTINUED CUSTOMER SUCCESS

CoolSavings recognized continued customer success in the third quarter of 2003, maintaining a strong base of flagship customers while introducing new customers to its service. The Company experienced a 96% retention rate for the year to date among its 50 highest revenue-generating clients from 2002. New customers in the third quarter included Nestle's Nesquik and Purina brands, Jenny Craig, Hain's Celestial Seasonings, DreamWorks, Bristol Meyers' Excedrin and Safeway.


BUSINESS OUTLOOK

The following statements are based on current expectations, are forward-looking and actual results may differ materially. See "Cautionary Note Regarding Forward-Looking Statements" below.

The Company is poised for continued success this fourth quarter as well, with key retail clients such as JC Penney, Sears, Toys R Us, Casual Corner and Little Tykes taking advantage of the CoolSavings service to drive sales for the holiday season.

The Company's business outlook is consistent with previously reported guidance, as the Company continues to expect a 25% increase in 2003 revenue over that in 2002. The Company continues to target positive income from operations for 2003. The Company's forecast reflects a total increase in headcount of up to 15% in sales, marketing and technology as the Company works to develop new products and services during the remainder of 2003. Although there are many factors that are outside of the Company's control that may negatively impact its ability to achieve its forecasts, the Company believes they are reasonable if the economy remains consistent or improves.


ABOUT COOLSAVINGS

CoolSavings is an online direct marketing and media company that provides smarter solutions to help marketers reach their target consumers. Combining a broad distribution network, sophisticated analytics and proprietary technology, CoolSavings enables a wide variety of advertisers to identify and engage their best customers using highly targeted services such as printable couponing, lead generation, e-mail, category newsletters, direct mail and product sampling. CoolSavings' popular consumer savings destination, coolsavings.com, is ranked the #1 coupon site on the Internet by Nielsen NetRatings.* CoolSavings' consumer database contains nearly 12 million users who have been active in the last 12 months.

  *  Neilson/NetRatings, September 2003

CoolSavings is a registered trademark of CoolSavings, Inc. Other product and company names herein may be trademarks of their respective owners.



















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


CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this press release regarding CoolSavings' business that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the statements under "Business Outlook" and other statements regarding the Company's expectations, beliefs, hopes, intentions or strategies. Where possible, such forward-looking statements have been identified by use of words such as "project," "target," "forecast," "believe," "expects," and similar expressions. Known and unknown risks, uncertainties and other factors, both general and specific to the matters discussed in this press release, may cause CoolSavings' actual results and performance to differ materially from the future results and performance expressed in, or implied by, such forward-looking statements. These risks, uncertainties, and other factors include, without limitation, the Company's ability to meet any debt repayment or equity redemption demands of its preferred stockholders and CoolSavings' ability to protect its patents, trademarks and proprietary rights, the successful introduction of new products by the Company, the ability to add new members, the ability to attract, assimilate and retain highly skilled personnel, and CoolSavings' ability to retain its advertisers. For further discussion of some of the risks, uncertainties and other factors which could cause actual results and performance to differ from those expressed in, or implied by, the forward-looking statements, see "Risk Factors" in CoolSavings' Form 10-Q for the quarter ended June 30, 2003, as filed with the SEC. Except as expressly required by the federal securities laws, CoolSavings undertakes no obligation to update or revise any forward-looking statements as a result of new information, future events or developments, changed circumstances, or any other reason.


CONTACTS:
--------

Melissa Rabin                     Mary Scholz Barber
CoolSavings, Inc.                 Kupper Parker Communications
(312) 224-5153                    314-290-2013
melissa@coolsavings.com           mbarber@kupperparker.com

































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


                           COOLSAVINGS, INC.
                       STATEMENTS OF OPERATIONS
                              (Unaudited)
            (in thousands, except share and per share data)

                                FOR THE               FOR THE
                          THREE MONTHS ENDED     NINE MONTHS ENDED
                        --------------------------------------------
                          SEPT. 30,  SEPT. 30,  SEPT. 30,  SEPT. 30,
                            2003       2002       2003       2002
                         ---------- ---------- ---------- ----------
Revenue:
 e-marketing services . .$    7,977 $    7,057 $   24,106 $   17,806
 License royalties. . . .        66         66        207        206
                         ---------- ---------- ---------- ----------

Net revenues. . . . . . .     8,043      7,123     24,313     18,012
Cost of revenues. . . . .       772        882      2,161      2,780
                         ---------- ---------- ---------- ----------
Gross profit. . . . . . .     7,271      6,241     22,152     15,232
                         ---------- ---------- ---------- ----------

Operating expenses:
 Sales and marketing. . .     4,511      3,851     13,466      9,978
 Product development. . .       778        947      2,255      2,942
 General and
  administrative. . . . .     1,828      2,117      6,460      6,668
 Lease exit costs . . . .        18      1,862        427      1,862
 Loss on asset
  impairment. . . . . . .     --         1,233         81      1,233
                         ---------- ---------- ---------- ----------
Total operating expenses.     7,135     10,010     22,689     22,683
                         ---------- ---------- ---------- ----------

Income (Loss) from
 operations . . . . . . .       136     (3,769)      (537)    (7,451)

Other income (expense):
 Interest and other
  income. . . . . . . . .         6         17         31         42
 Interest expense . . . .      (121)      (292)      (350)      (876)
                         ---------- ---------- ---------- ----------
Total other expense . . .      (115)      (275)      (319)      (834)
                         ---------- ---------- ---------- ----------

Income (Loss) before
 income taxes . . . . . .        21     (4,044)      (856)    (8,285)

Income taxes. . . . . . .     --         --         --         --
                         ---------- ---------- ---------- ----------
Net income (loss) . . . .        21     (4,044)      (856)    (8,285)

Cumulative dividend on
 Series B Preferred
 Stock. . . . . . . . . .      (486)      (213)    (1,430)      (626)
                         ---------- ---------- ---------- ----------
Loss applicable to
 common stockholders. . .$     (465)$   (4,257)$   (2,286)$   (8,911)
                         ========== ========== ========== ==========

Basic and diluted
 net loss per share . . .$    (0.01)$    (0.11)$    (0.06)$    (0.23)

Weighted average shares
 used in the calculation
 of basic and diluted
 net loss per share . . .39,101,636 39,093,660 39,098,802 39,093,660
                         ========== ========== ========== ==========


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